Exhibit 99.3

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             NEVSTAR GAMING AND ENTERTAINMENT CORP
                         BALANCE SHEET
                       NOVEMBER 22, 2002
                         (Unaudited)

                                                ASSETS


      Current Assets                                             $    -
                                                                     -------

                   Total Assets                                  $    -
                                                                     =======

                           LIABILITIES AND SHAREHOLDERS' EQUITY


         Current Liabilities

                Accounts payable                                 $    78,046
                                                                    --------                                         --------------
                         Total Current Liabilities               $    74,046

                Long Term Debt - Note 2                          $   416,483

	Shareholders' Equity (Deficit)
	Common Stock $.01 par value,
              68,894,783 shared authorized, 28,243,961
              issued and outstanding                             $   282,439
            Additional paid-in-capital                                17,957
            Accumulated deficit                                     (794,925)
                                                                    ---------
              Total Shareholders' Deficit                        $  (494,529)

                         Total Liabilities and
                             Shareholders' Deficit               $      -
                                                                    =========

                    See Accompanying Notes to Unaudited Balance Sheet


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                         NEVSTAR GAMING AND ENTERTAINMENT CORP
                             NOTES TO UNAUDITED BALANCE SHEET
                                    NOVEMBER 22, 2002

Note 1 - Interim Events

     The Company filed its last financial report to the Securities and Exchange Commission on Form 10-Q, for the quarter ended March 31, 1999. At that time, the Company owned and operated the Mesquite Star, a hotel and casino in Mesquite, Nevada.

      December 1, 1999, the Company filed a voluntary petition for relief under Chapter 11 (the "First Chapter 11 Proceeding") in the United States Bankruptcy Court, District of Nevada (the "Bankruptcy Court"), Case No. 99-19566RCJ. The Company acted as debtor in possession during the First Chapter 11 Proceeding. In part as a result of the objections of certain of the Company's secured creditors and the Bankruptcy Court's belief that the Company could not be successfully reorganized in view of such objections, the Bankruptcy Court dismissed the First Chapter 11 Proceeding on or about
March 2, 2000.

     On March 3, 2000, Randy Black was appointed by the District Court of
Clark County, Nevada as receiver for the Company. On or about March 8, 2000, Black caused the casino to cease all meaningful operations and the casino was closed. The Company has not engaged in business operations since that date. Subsequently, Black acquired the first trust deed on the casino from the bank and he began foreclosure proceedings against the casino. On July 10, 2000, the Company again filed a voluntary petition for relief under Chapter 11 (the "Second Chapter 11 Proceeding")in the Bankruptcy Court, Case No. BK-S-00-15075-LBR. During the Second Chapter 11 Proceeding, the Company acted as debtor in possession. During the course of the Second Chapter 11
Proceeding, the Bankruptcy Court permitted Black to foreclose on the casino, which occurred on November 13, 2000.

     In April, 2001, the Company and W/F Investment Corp. ("W/F") submitted to the Bankruptcy Court a plan of reorganization, which was amended from time to time (the "Plan of Reorganization").

     On February 20, 2002, the Bankruptcy Court issued an order confirming the Plan of Reorganization.

     On November 22, 2002 the Plan of Reorganization became effective. The Company issued 8,267,374 shares of common stock to holders of unsecured claims; 26,000 shares of common stock to holders of preferred stock; 686,040 shares of common stock to certain administrative claimants and to a previously secured claim, and 15,156,852 shares of common stock to the Plan Proponents. The 4,107,687 shares of Common Stock that were previously outstanding were retained by the holders of those shares. There are a total of 28,243,961 shares of common Stock outstanding after the issuance of shares under the Plan of Reorganization. 40,650,822 shares of Common Stock are being held by the Company as treasury stock.

     The Company does not currently have any operations.

Note 2 - Long Term Debt

     Long term debt consists of:

      1) $194,858 representing priority tax claims payable to the Nevada Department of Taxation and the Nevada Gaming Authority. Pursuant to the Bankruptcy Code and stipulations entered into between the parties and the Company, the amounts will be paid in full, plus interest at 5%, in equal quarterly payments commencing January, 2004 and ending September, 2009.

      2) $221,625 outstanding on a $250,000 revolving line of credit issued to the Company by W/F Investment Corp, a shareholder of the Company and a proponent of the bankruptcy Plan of Reorganization. The line of credit has been used to pay the Company's obligations through the November 22, 2002, the Effective Date of the Plan of Reorganization, including the allowed administrative expenses, accounting, legal and related expenses. The line of credit bears interest at prime plus 2%, payable monthly. It is due no earlier than October 31, 2003 and no later than October 31, 2007.

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Note 3 - Income Taxes

     The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws expected to apply when the differences are expected to reverse.

     At November 22, 2002, the Company had net operating loss carryforwards of approximately $19 million for federal tax purposes, which expire from 2012 to 2015. Because of statutory ownership changes, the amount of net operating losses which may be utilized in future years may be subject to significant annual limitations. At November 22, 2002, total deferred tax assets, consisting principally of net operating loss carry forwards, amounted to approximately $6 million. For financial reporting purposes, a valuation allowance has been recognized in an amount equal to such deferred tax assets due to the uncertainty surrounding their ultimate realization.

The effective tax rate differs from the U.S. Federal statutory rate principally due to the valuation allowance recognized due to the uncertainty surrounding the ultimate realization of deferred tax assets.